PROSPECTUS Dated March 26, 1998                   Pricing Supplement No. 45 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-46935
Dated April 6, 1998                                    Dated November 12, 1998
                                                                Rule 424(b)(3)
                     Morgan Stanley Dean Witter & Co.
                    GLOBAL MEDIUM-TERM NOTES, SERIES D
         Euro Floating Rate Senior Bearer Notes Due December 2000
                           ---------------------

               We, Morgan Stanley Dean Witter & Co., may not redeem these notes prior to the Maturity Date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying Prospectus Supplement.

               We will issue the notes only in bearer form which form is further described under "Description of Notes--Forms, Denominations, Exchange and Transfer" in the accompanying Prospectus Supplement. You may not exchange notes in bearer form at any time for notes in registered form.

               Application has been made to list these notes on the Bourse de Paris.

               We describe the basic features of this type of note in the section called "Description of Notes--Floating Rate Notes" in the accompanying Prospectus Supplement, subject to and as modified by the provisions described below.



Principal Amount:        FF 1,300,000,000

Maturity Date:           The Interest Payment Date in December 2000

Date of Issuance and
  Settlement Date:       December 4, 1998

Interest Accrual Date:   December 4, 1998

Issue Price:             See "Plan of Distribution" below.

Specified Currency:      French Francs

Redemption Price:        100%

Initial Redemption Date: N/A

Initial Redemption
  Percentage:            N/A

Annual Redemption
  Percentage Reduction:  N/A

Optional Repayment
  Date(s):               N/A

Total Amount of OID:     None

Original Yield to
  Maturity:              N/A

Initial Accrual
  Period OID:            N/A

Base Rate:               PIBOR
                         See "Other Provisions" below.

Spread (Plus or Minus):  Plus 0.50%

Spread Multiplier:       N/A

Interest Payment Dates:  Interest will be payable quarterly in arrears on each day (each an "Interest Payment Date") that corresponds numerically to the preceding Interest Payment Date (or in the case of the first Interest Payment Date, the Date of Issuance) in the calendar month that is three months after the previous Interest Payment Date (or in the case of the first Interest Payment Date, the Date of Issuance) or if there is not any such numerically corresponding date in such calendar month, the Interest Payment Date shall be the last day that is a Business Day in that month. In either case, if such date is not a Business Day then the Interest Payment Date will be the next day which is a Business Day unless it would thereby fall into the next calendar month in which case it will be brought forward to the first preceding Business Day. If any Interest Payment Date falls on the last Business Day of any month, each subsequent Interest Payment Date shall be the last Business Day of the relevant month.

Interest Payment
  Period:                Quarterly

Initial Interest Rate:   To be determined one Paris Banking Day
                         prior to the date of issuance.

Initial Interest
  Reset Date:            The first Interest Payment Date
                         occurring after December 4, 1998


                                                      (continued on next page)


Capitalized terms not defined in this Pricing Supplement have the meanings given to such terms in the accompanying Prospectus Supplement.


Morgan Stanley S.A.

             Banque Nationale de Paris

                     Credit Lyonnais

                               Paribas

                                       Societe Generale


(continued from previous page)

Interest Reset Dates:    Each Interest Payment Date

Interest Reset Periods:  The period from and including an Interest Reset Date to but excluding the immediately succeeding
                         Interest Reset Date.

Reporting Service:       Telerate 20041

Calculation Agent:       The Chase Manhattan Bank (London Branch)

Alternate Rate
  Event Spread:          N/A

Index Currency:          French Francs

Index Maturity:          3 months

Maximum Interest Rate:   N/A

Minimum Interest Rate:   N/A

Paying Agent:            Credit Lyonnais

Business Days:           Paris, New York

Exchange Date:           40 days after Date of Issuance (at the earliest)

Denominations:           FF 1,000,000

Common Code:             9250794

ISIN:                    XS0092507945

Code Sicovam:            49177

Other provisions:

     PIBOR: For each Interest Reset Date, PIBOR will be the Paris inter-bank offered rate for three month French Franc deposits as defined and calculated by the Association Francaise des Banques (the "AFB") and as published on Telerate Page 20041 (or such other page as may replace that page on that service for the purpose of displaying such rate) as of 11:00 a.m. (Paris time) on the Paris Banking Day preceding such Interest Reset Date. If, on such preceding Paris Banking Day, the AFB does not calculate or publish such rate, the Calculation Agent will request the principal Paris office of each of four major banks in the Paris interbank market to provide a quotation for the rate at which three-month French Franc deposits are offered by it in the Paris interbank market at approximately 11:00 a.m. (Paris time) on such preceding Paris Banking Day to prime banks in the Paris interbank market in an amount that is representative for a single transaction in that market at that time. If at least two quotations are provided, the rate for such Interest Reset Date will be the arithmetic mean of such quotations (as determined by the Calculation Agent and rounded, if necessary, to the fifth decimal place with 0.000005 being rounded upwards). If fewer than two quotations are provided as requested on such preceding Paris Banking Day, the Calculation Agent will determine PIBOR on the relevant Interest Reset Date and PIBOR will be the arithmetic mean (rounded, if necessary, to the fifth decimal place with 0.000005 being rounded upwards) of the rates quoted by at least two major banks in Paris, selected by the Calculation Agent, at approximately 11:00 a.m. (Paris time) on that Interest Reset Date for three month French Franc deposits to leading European banks in an amount that is representative for a single transaction in that market at that time provided that if the Calculation Agent is unable to determine PIBOR in accordance with the above provisions in relation to any Interest Period, PIBOR during such Interest Period will be PIBOR as last determined in relation thereto. If, on the replacement of the French Franc by the European single currency (the "Euro"), the definition and/or basis of calculation of PIBOR changes, or such rate ceases to exist and is replaced by a similar rate, such replacement or changed rate shall apply. French authorities have issued an order (Arrete) mandating that French Franc PIBOR will be replaced by EURIBOR beginning January 1, 1999.

     Paris Banking Day: Paris Banking Day means any day on which deposits in French Francs are transacted in the Paris interbank market.

United States Federal Income Taxation:

     The Internal Revenue Service Restructuring and Reform Act of 1998 eliminated the 18-month holding period requirement for certain individual taxpayers to qualify for the lowest tax rate for capital gain. The minimum holding period required to qualify for the lowest tax rate currently is 12 months.

Plan of Distribution:

     On November 12, 1998, we agreed to sell to the managers listed in this Pricing Supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.790% (the "Purchase Price"). The managers offered these notes at prevailing market prices.


                                            Principal Amount of
                  Name                             Notes
                  ----                      -------------------
Morgan Stanley S.A.......................    FF  1,260,000,000
Banque Nationale de Paris ...............           10,000,000
Credit Lyonnais..........................           10,000,000
Paribas..................................           10,000,000
Societe Generale.........................           10,000,000
                                             -----------------
     Total...............................    FF  1,300,000,000
                                             =================



               Morgan Stanley Dean Witter & Co. and each Manager have represented and agreed that these notes are being issued outside France and that they have not offered or sold, and will not offer or sell any of these notes in the Republic of France, in connection with their initial distribution, and have not distributed and will not distribute or cause to be distributed in the Republic of France the Prospectus or any amendment, supplement or replacement thereto including the Pricing Supplement or any other offering material relating to these notes, except (i) to qualified investors (investisseurs qualifies) or (ii) within a restricted circle of investors (cercle restreint d'investisseurs), all as defined in Article 6 of Ordinance dated September 28, 1967 (as amended) and Decree n98-880 dated October 1, 1998.

               You may inspect the documentation for these notes at the offices of Credit Lyonnais, the Paying Agent, in France, located at:


       DOFE Centre de Bayeux
       Secteur RSV
       14408 Bayeux Cedex

               The documents incorporated by reference herein have not been submitted to the clearance procedure of the COB.



            PERSONNES QUI ASSUMENT LA RESPONSABILITE DE LA NOTE
          D'INFORMATION COMPOSEE DE LA PRESENTE NOTE D'OPERATION
         (PRICING SUPPLEMENT), DES DOCUMENTS DENOMMES "PROSPECTUS"
         ET "PROSPECTUS SUPPLEMENT" ENREGISTRES PAR LA COMMISSION DES OPERATIONS DE BOURSE SOUS LE NO. P98-098 DU 3 AVRIL 1998


1.    Au nom de l'emetteur

A la connaissance de l'emetteur, les donnees de la presente Note d'Information sont conformes a la realite et ne comportent pas d'omission de nature a en alterer la portee.

Aucun element nouveau, autres que ceux mentionnes dans la presente Note d'Operation, intervenu depuis le 3 avril 1998, date du no. d'enregistrement P98-098 appose par la Commission des Operations de Bourse sur les documents denommes "Prospectus" et "Prospectus Supplement," n'est susceptible d'affecter de maniere significative la situation financiere de l'emetteur dans le contexte de la presente emission.

                     Morgan Stanley Dean Witter & Co.



                        --------------------------
                            Alexander C. Frank
                                 Treasurer

2.    Au nom de la banque presentatrice

Personne assumant la responsabilite de la presente Note d'Information.

                            Morgan Stanley S.A.




                        --------------------------
                             Victoria Emmerson
                                 Associate
                             Attorney-in-fact

La notice legale sera publiee au Bulletin des Annonces Legales Obligatoires
                        (BALO) du 4 decembre 1998.


              VISA DE LA COMMISSION DES OPERATIONS DE BOURSE

En vue de la cotation a Paris des obligations, et par application des articles 6 et 7 de l'ordonnance No. 67-833 du 28 septembre 1967, la Commission des Operations de Bourse a enregistre les documents denommes "Prospectus" et "Prospectus Supplement" sous le no. P98-098 du 3 avril 1998 et a appose sur la
presente Note d'Operation le visa no. 98-      du              1998.